Exhibit 10.1

$525,000,000

TERM LOAN CREDIT AGREEMENT

Dated as of March 21, 2016

among

COMPUTER SCIENCES CORPORATION
as the Company

THE BANKS NAMED HEREIN
as Lenders

BANK OF AMERICA, N.A.
as Administrative Agent

ROYAL BANK OF CANADA,
THE BANK OF NOVA SCOTIA,
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD,
as Syndication Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
as Sole Bookrunner

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
RBC CAPITAL MARKETS,
THE BANK OF NOVA SCOTIA,
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as Lead Arrangers

i

ii

SCHEDULES

Schedule I	Lenders’ Commitments	I-1
Schedule 1.01	Litigation and Investigations	1.01-1
Schedule 9.02	Agent’s Addresses	9.02-1

EXHIBITS

iii

TERM LOAN CREDIT AGREEMENT
Dated as of March 21, 2016
This TERM LOAN CREDIT AGREEMENT is entered into as of March 21, 2016, among Computer Sciences Corporation, a Nevada corporation (the “Company”), the financial institutions listed on Schedule I hereof (the “Banks”), and Bank of America, N.A. (“Bank of America”), as administrative agent (the “Agent”) for the Lenders hereunder.
In consideration of the premises and the agreements, provisions and covenants herein contained, the Company, the Lenders and the Agent agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Act” has the meaning specified in Section 9.18.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.
“Advance” means an Initial Advance or an Incremental Advance. Each Advance shall be either a Base Rate Advance or a Eurocurrency Rate Advance.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer (as such term is used in Regulation S-K promulgated under the Securities Act of 1933, as amended) of such Person.
“Agent” has the meaning specified in the recital of parties.
“Agent Parties” has the meaning specified in Section 9.02(g)(ii).
“Agreement” means this Term Loan Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to each Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Agent.
“Applicable Margin” means, for any period for which any interest payment is to be made with respect to any Advance, the interest rate per annum derived by dividing (i) the sum of the Daily Margins for each of the days included in such period by (ii) the number of days included in such period.
“Appropriate Lender” means, at any time, with respect to any Class of Borrowing, a Lender that has a Commitment or holds an Advance of such Class at such time.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit B hereto.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.).
“Banks” has the meaning specified in the recital of parties.
“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of:
(a)    the rate of interest announced publicly by Bank of America in New York, New York, from time to time, as Bank of America’s prime rate;
(b)    1/2 of one percent per annum above the Federal Funds Rate; and
(c)    the rate equal to the Eurocurrency Rate for U.S. Dollars based on an Interest Period of one month determined for each day that a Base Rate Advance is outstanding (and in respect of any day that is not a Business Day, such rate as in effect on the immediately preceding Business Day) plus 1.00% per annum.
“Base Rate Advance” means an Advance which bears interest as provided in Section 2.07(a).
“Base Rate Default Interest” has the meaning specified in Section 2.07(a).
“Borrowing” means a borrowing of Advances of the same Type and Class made by each of the Appropriate Lenders pursuant to this Agreement on the same date to the Company pursuant to the same Notice of Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.
“Capital Lease” means, with respect to any Person, any lease of any property by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.
“Class” means, when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Initial Advances or Incremental Advances, when used in reference to any Commitment, refers to whether such Commitment is an Initial Commitment or an Incremental Commitment and when used in reference to any Lender, refers to whether such Lender has an Advance or Commitment with respect to the applicable Class. The Incremental Commitments evidenced by separate Incremental Assumption Agreements, the Advances made thereunder and the Lenders in respect thereof shall constitute separate Classes.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to each Lender, such Lender’s Initial Commitment or Incremental Commitment.
“Communications” has the meaning specified in Section 9.02(g)(ii).
“Company” has the meaning specified in the recital of parties.
“Company Materials” has the meaning specified in Section 9.02(g)(i).
“Consolidated EBITDA” means, for any period, the sum of (a) net income, plus (b) to the extent deducted in determining net income for such period, the sum of (i) provisions for income taxes, plus (ii) consolidated interest expense and preferred dividends, plus (iii) depreciation and amortization (including, but not limited to, deferred financing costs, organization costs, goodwill, comprehensive income and non-compete amortization), plus (iv) extraordinary, unusual and non-recurring losses and charges, plus (v) other non-cash charges, plus (vi) fees, costs and expenses (including amounts in respect of settlements or judgments) related to, and any reserves established in respect of, the litigation and investigations identified on Schedule 1.01 hereto plus (vii) debt extinguishment charges and expenses, plus (viii) foreign currency translation losses, plus (ix) losses on investments, plus (x) mark-to-market and foreign currency conversion losses on hedging transactions and intercompany accounts, plus (xi) non-compete expenses, plus (xii) losses on sales of fixed assets not in the ordinary course of business, after giving effect to any related charges for, reduction of or provisions for taxes thereon, plus (xiii) minority interests, plus (xiv) charges and expenses arising from any changes in accounting with respect to pensions, plus (xv) charges and expense arising from any revaluation, lump-sum settlement, annuitization of pension assets and liabilities or contractual termination benefits, plus (xvi) fees, costs and expenses incurred in connection with any proposed or consummated acquisition permitted hereunder, plus (xvii) cost savings, operating expense reductions and synergies resulting from, or related to, mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives and actions that are projected by the Company in good faith to be realized within 12 months from the fiscal quarter ended immediately after a merger or other business combination, acquisition or divestiture is consummated or any other restructuring, cost savings initiative or other initiative or action (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount of cost savings, operating expense reductions and synergies included pursuant to this clause (xvii), other than any cost savings, operating expense reductions and synergies of the type that would be permitted to be included in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, shall not exceed $100,000,000; provided further that no cost savings, operating expense reductions and synergies shall be added back pursuant to this clause (xvii) to the extent duplicative of any expenses or charges otherwise added back to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, minus (c) to the extent included in the calculation of net income for such period, the sum of (i) extraordinary, unusual or non-recurring gains, plus (ii) debt extinguishment gains, plus (iii) foreign currency translation gains, plus (iv) gains on investments, plus (v) mark-to-market and foreign currency conversion gains on hedging transactions and intercompany accounts, plus (vi) gains on sales of fixed assets not in the ordinary course of business, after giving effect to any related charges for, reduction of or provisions for, taxes thereon, plus (vii) other income (including other income attributable to minority interests). For the purpose of calculating Consolidated EBITDA for any Person for any period, if during such period such Person or any Subsidiary of such Person shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period. “Material Acquisition” means any acquisition or series of related acquisitions that involves consideration (including non-cash consideration) with a fair market value, as of the date of the closing thereof, in excess of $100,000,000; provided that the Company may, in its sole discretion, treat an acquisition or series of related acquisitions that involve consideration of less than $100,000,000 as a Material Acquisition. “Material Disposition” means any disposition of property or series of related dispositions of property that involves consideration (including non-cash consideration) with a fair market value, as of the date of the closing thereof, in excess of $100,000,000; provided that the Company may, in its sole discretion, treat a disposition or series of related dispositions that involves consideration of less than $100,000,000 as a Material Disposition.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Debt of the Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in Section 2.04 payable to the Agent and the Lenders that are considered interest expense in accordance with GAAP, but excluding, however (a) any such amounts referred to in Section 2.04 payable on or before the Effective Date and (b) net interest and charges in connection with cash pooling and multi-currency notional pooling programs).
“Consolidated Total Debt” means, as of any date of determination, all Debt (excluding Equity-linked Debt and “advances” and “overdrafts” in respect of cash pooling and multi-currency notional pooling programs) of the Company and its Subsidiaries on a consolidated basis.
“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.09.
“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:
(a)    Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
(b)    Liens of landlords arising by statute or lease contracts entered into in the ordinary course, inchoate, statutory or construction liens, and liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
(c)    liens, pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits, taxes, assessments, statutory obligations or other similar charges or to secure the performance of bids, tenders, sales, leases, contracts (other than for the repayment of borrowed money) or in connection with surety, appeal, customs or performance bonds or other similar instruments;
(d)    encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property and not materially interfering with the ordinary conduct of the business conducted at such real property;
(e)    encumbrances arising under leases or subleases of real property that do not, individually or in the aggregate, materially detract from the value of such real property or materially interfere with the ordinary conduct of the business conducted at such real property;
(f)    encumbrances arising under licenses or sublicenses of intellectual property granted in the ordinary course of such Person’s business;
(g)    financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business; and
(h)    liens, pledges or deposits made in the ordinary course of banking arrangements in connection with any netting or set-off arrangements for the purpose of netting debit and credit balances.
“Daily Margin” means, for any date of determination, the interest rate per annum set forth in the table below that corresponds to (i) the Level applicable to the Company in respect of its Rating as set forth below for such date of determination and (ii) the Type of Advance:

	Daily Margin for Eurocurrency Rate Advances	Daily Margin for Base Rate Advances
Level 1	0.750%	0.000%
Level 2	0.875%	0.000%
Level 3	1.000%	0.000%
Level 4	1.125%	0.125%
Level 5	1.250%	0.250%
Level 6	1.500%	0.500%

“Debt” means, with respect to any Person, (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and (c) obligations of such Person as lessee under Capital Leases; provided that “Debt” shall not include borrowings against the cash surrender value of life insurance policies covering employees of the Company or its Affiliates and owned by the Company so long as (i) recourse for such borrowings is limited to such policies and the proceeds thereof and (ii) any value assigned to such policies on the consolidated financial statements of the Company and its Subsidiaries is net of the amount of such borrowings.

“Determined Rate” means for any Eurocurrency Rate Advance, the applicable Eurocurrency Rate for the shortest period (for which such Eurocurrency Rate is available) which exceeds the Interest Period of such Eurocurrency Rate Advance, as of the date on which the Eurocurrency Rate of such Eurocurrency Rate Advance is determined in accordance with the terms of this Agreement.
“Effective Date” means March 21, 2016, so long as the conditions precedent set forth in Section 3.01 have been satisfied.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Company, its Subsidiaries or any of its ERISA Affiliates.
“Environmental Law” means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any federal, state or local governmental authority within the United States or any State or territory thereof and which relate to the pollution or protection of the environment or the release of any hazardous materials into the environment.
“Equity-linked Debt” means Debt that is required to be converted at, or prior to, maturity into equity securities of the Company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder. Any former ERISA Affiliate of the Company or its Subsidiaries shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Company or its Subsidiaries and with respect to liabilities arising after such period for which the Company or its Subsidiaries could be liable under the Code or ERISA.
“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by the Company or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by the Company or any ERISA Affiliate to make a payment to a Pension Plan required under Section 303(k) of ERISA, which Section imposes a lien for failure to make required payments; (f) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of the Company, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan; (g) the withdrawal by the Company or any ERISA Affiliate from any Multiemployer Plan or the termination of such Multiemployer Plan resulting in liability pursuant to Title IV of ERISA; or (h) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code).
“Eurocurrency Default Interest” has the meaning specified in Section 2.07(b).
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Borrowing, the rate per annum equal to the London interbank offered rate as administered by ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer administering such rate) (“LIBOR”), as published by Bloomberg (or such other commercially available source providing quotations of LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, with respect to any Interest Period as to which the applicable Eurocurrency Rate is not displayed on the Bloomberg system, the Eurocurrency Rate for such Interest Period shall be the Determined Rate. If the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurocurrency Rate Advance” means an Advance which bears interest as provided in Section 2.07(b).
“Events of Default” has the meaning specified in Section 6.01.
“Exchange Act Report” means, collectively, the Annual Reports of the Company on Form 10-K, from time to time, and Quarterly Reports on Form 10-Q, from time to time, and Reports on Form 8-K of the Company filed with or furnished to the SEC from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, branch profits Taxes or similar Taxes imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (b) Other Connection Taxes, (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Company under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Recipient’s failure to comply with Section 2.12(f) and (e) any withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
“Foreign Lender” means a Lender that is not a U.S. Person.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Holding Company” has the meaning specified in Section 6.01(h).
“Increased Amount Date” has the meaning specified in Section 2.20(a).

“Incremental Advances” means Advances made by one or more Incremental Lenders to the Company pursuant to Section 2.01(b) and the applicable Incremental Assumption Agreement.
“Incremental Amount” shall mean, at any time, the excess, if any, of (a) $250,000,000 over (b) the aggregate amount of all Incremental Advances made prior to such time in accordance with Section 2.20.
“Incremental Assumption Agreement” has the meaning specified in Section 2.20(b).
“Incremental Borrowing” means a borrowing consisting of simultaneous Incremental Advances of the same Type and Class and, in the case of Eurocurrency Rate Advances, having the same Interest Period.
“Incremental Commitment” means the commitment of any Incremental Lender, established pursuant to Section 2.20, to make Incremental Advances to the Company.
“Incremental Amendment” has the meaning specified in Section 2.20(a).
“Incremental Lender” shall, with respect to any Class, mean any bank, financial institution or other investor with an Incremental Commitment of such Class or an outstanding Incremental Advance of such Class.
“Indemnified Person” has the meaning specified in Section 9.04(c).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Information” has the meaning specified in Section 9.19.
“Initial Advance” means a loan made by a Bank to the Company pursuant to Section 2.01(a) of this Agreement on the Effective Date.
“Initial Borrowing” means Initial Advances of the same Type, made, converted or continued on the same date, and, in the case of Initial Advances that are Eurocurrency Rate Advances, as to which a single Interest Period is in effect.
“Initial Commitment” means, with respect to each Initial Lender, the commitment, if any, of such Initial Lender to make an Initial Advance hereunder on the Effective Date. The initial aggregate amount of the Initial Lenders’ Initial Commitments is $525 million.
“Initial Lender” means a Bank listed on Schedule I as having an Initial Commitment or Initial Advance.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Advance, or on the date of continuation of such Advance as a Eurocurrency Rate Advance upon expiration of successive Interest Periods applicable thereto, or on the date of Conversion of a Base Rate Advance into a Eurocurrency Rate Advance, and ending on the last day of the period selected by the Company pursuant to the provisions hereof. The duration of each such Interest Period shall be one, two, three or six months, as the Company may select in the Notice of Borrowing or the Notice of Conversion/Continuation for such Advance; provided, however, that:
(a)    the Company may not select any Interest Period with respect to a Borrowing of any Class which ends after the Maturity Date in respect of such Class;
(b)    Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
(c)    any Interest Period that begins on the last Business Day of any calendar month, or on any day for which there is no corresponding day in the last month of such Interest Period, shall end on the last Business Day of the month at the end of such Interest Period;
(d)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
(e)    the initial Interest Period with respect to any Initial Advance shall commence on the date such Initial Advance is made and end on the last Business Day of the first full calendar month thereafter; and
(f)     the initial Interest Period or Periods with respect to any Incremental Advance shall commence on the date such Incremental Advance is made and end on the last day of the Interest Period or Periods of the then outstanding Advances, with, in any case in which there are more than one such Interest Periods, the amounts of such Incremental Advances allocated to each such Interest Period being in proportion to the amounts of such outstanding Advances subject to such respective Interest Periods.
“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which the Company or any of its Subsidiaries is a party.
“IRS” means the United States Internal Revenue Service.

“Lenders” means the Initial Lenders, the Incremental Lenders, if any, and any other Person that shall become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Level” means Level 1, Level 2, Level 3, Level 4, Level 5 or Level 6, as the case may be.
“Level 1” means that, as of any date of determination, the applicable Rating is equal to or better than A+ (in the case of a Rating from S&P) or A1 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.
“Level 2” means that, as of any date of determination, the applicable Rating is equal to A (in the case of a Rating from S&P) or A2 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.
“Level 3” means that, as of any date of determination, the applicable Rating is equal to A- (in the case of a Rating from S&P) or A3 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.
“Level 4” means that, as of any date of determination, the applicable Rating is equal to BBB+ (in the case of a Rating from S&P) or Baa1 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.
“Level 5” means that, as of any date of determination, the applicable Rating is equal to BBB (in the case of a Rating from S&P) or Baa2 (in the case of a Rating from Moody’s), as applicable, as of such date of determination.
“Level 6” means that, as of any date of determination, the applicable Rating is equal to or below BBB- (in the case of a Rating from S&P) or Baa3 (in the case of a Rating from Moody’s), as applicable, as of such date of determination, or the only Rating is a private rating and the Company will not authorize the applicable rating agency to make such Rating available to the Agent and the Lenders.
“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any interest of a vendor or lessor under any conditional sale or other title retention agreement and any lease in the nature thereof).
“Loan Document” means this Agreement, any Incremental Assumption Agreement and any Note.
“Majority Lenders” means at any time, Lenders holding greater than 50% of the then aggregate unpaid principal amount of the Advances held by all Lenders, or, if no such principal amount is then outstanding, Lenders having greater than 50% of all of the Commitments.

“Majority Initial Lenders” means at any time Initial Lenders holding greater than 50% of the then aggregate unpaid principal amount of the Initial Advances held by all Initial Lenders, or, if no such principal amount is then outstanding, Initial Lenders having greater than 50% of the aggregate Initial Commitments.
“Majority Incremental Lenders” means, with respect to any Class of Incremental Lenders at any time, Incremental Lenders holding greater than 50% of the then aggregate unpaid principal amount of the Incremental Advances of such Class held by all Incremental Lenders of such Class, or, if no such principal amount is then outstanding, Incremental Lenders of such Class having greater than 50% of the aggregate Incremental Commitments of such Class.
“Maturity Date” means March 21, 2021 or, if such date is not a Business Day, the first Business Day thereafter (unless such next Business Day is not in the same calendar month, in which case the next preceding Business Day).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate of the Company is making, or is obligated to make, contributions or has within any of the preceding six plan years been obligated to make or accrue contributions.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Company or an ERISA Affiliate and at least one Person other than the Company and its ERISA Affiliates or (b) was so maintained and in respect of which the Company or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Majority Lenders.
“Note” means a promissory note of the Company payable to the order of any Lender of any Class, delivered pursuant to a request made under Section 2.14, evidencing the aggregate indebtedness of the Company to such Lender resulting from the Advances of such Class made or held by such Lender.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Notice of Conversion/Continuation” has the meaning specified in Section 2.09.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).
“Participant” has the meaning specified in Section 9.07(d).
“Participant Register” has the meaning specified in Section 9.07(d).
“PBGC” means the U.S. Pension Benefit Guaranty Corporation.
“Pension Plan” means a Single Employer Plan or a Multiple Employer Plan or both.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Platform” has the meaning specified in Section 9.02(g)(i).
“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.
“Public Lender” has the meaning specified in Section 9.02(g)(i).
“Rating” means as of any date, the public rating that has been most recently announced by any of S&P or Moody’s, as the case may be, with respect to the senior, unsecured, non-credit enhanced, long-term debt securities of the Company, or if any such rating agency shall have issued more than one such public rating, the lowest such public rating issued by such rating agency. For purposes of determining the Daily Margin, (a) if any change in the Rating established by S&P or Moody’s shall result in a change in the Level, the change in the Daily Margin shall be effective as of the date on which such rating change is publicly announced by S&P or Moody’s, as the case may be, (b) if Ratings are available from only one of S&P or Moody’s, then the applicable Level shall be set by reference to this one Rating, (c) if Ratings are available from each of S&P and Moody’s and such Ratings fall within two different Levels, then the higher of such Ratings shall apply, unless there is a split in such Ratings of more than one Level, in which case the Level that is one Level higher than the Level of the lower Rating shall apply, (d) if Ratings are unavailable from S&P and Moody’s for any reason other than such agencies cease providing public debt ratings generally for any day, then the applicable Level for such day shall be deemed to be Level 6; and (e) if either of S&P or Moody’s change the basis on which their ratings are established and or described, each reference in this Agreement to a Rating announced by S&P or Moody’s, as the case may be, shall be deemed to refer to the then equivalent rating established by S&P or Moody’s.
“RCRA” has the meaning specified in Section 4.01(m).
“Recipient” means (a) the Agent and (b) any Lender, as applicable.
“Register” has the meaning specified in Section 9.07(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Repayment Date” means the last Business Day of each January, April, July and October, commencing with the last Business Day of the first full fiscal quarter ending after the Effective Date.
“Resignation Effective Date” has the meaning specified in Section 8.06(a).
“Responsible Officer” means, for purposes of notices given pursuant to Article II, any officer or employee of the Company so designated by any of the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Company in a notice to the Agent or any other officer or employee of the Company in or pursuant to an agreement between the Company and the Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company. To the extent requested by the Agent, each Responsible Officer will provide an incumbency certificate, in form and substance satisfactory to the Agent.
“S&P” means Standard & Poor’s Ratings Group and any successor thereto.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any comprehensive territorial Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, or the European Union, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission and any successor agency.
“Significant Subsidiary” means, at any time, any Subsidiary of the Company which accounts for more than 5% of consolidated total assets or 5% of consolidated revenue of the Company determined in accordance with GAAP.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and its ERISA Affiliates or (b) was so maintained and in respect of which the Company or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which at least 50% of the total voting power of shares of stock or other securities entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments or other like charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Trade Date” has the meaning specified in Section 9.07(b)(i)(B).
“Type”, when used in reference to any Advance or Borrowing, refers to whether the rate of interest on such Advance, or on the Advances comprising such Borrowing, is determined by reference to the Base Rate or the Eurocurrency Rate.
“U.S. Dollars” and “$” each means lawful currency of the United States of America.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.12(f).
“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Company and the Agent.
Section 1.02    Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e). All computations determining compliance with financial covenants or terms, including definitions used therein, shall be prepared in accordance with generally accepted accounting principles in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Lenders pursuant to Section 4.01(e). If at any time the computations for determining compliance with financial covenants or provisions relating thereto utilize generally accepted accounting principles different than those then being utilized in the financial statements being delivered to the Lenders, such financial statements shall be accompanied by a reconciliation statement. If at any time any change in GAAP or the required adoption by the Company of international financial reporting standards would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Company or the Majority Lenders shall so request, the Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or the adoption of such international financial reporting standards (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein or the adoption of such international financial reporting standards and (ii) the Company shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP or the adoption of such international financial reporting standards. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (a) whether a lease constitutes a capital lease or an operating lease shall be determined based on GAAP as in effect on the date hereof, notwithstanding any modification or interpretative change thereto after the date hereof and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary thereof at “fair value”, as defined therein and (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof.
ARTICLE II
TERMS OF THE ADVANCES
Section 2.01    The Advances.
(a)    Each Initial Lender severally agrees, on the terms and conditions hereinafter set forth, to make an Initial Advance to the Company on the Effective Date in a principal amount not to exceed its Initial Commitment. The Company may make only one Borrowing of Initial Advances in an amount of up to the full amount of the Initial Commitments, which shall be made on the Effective Date. The Initial Advances may from time to time consist of Eurocurrency Rate Advances or Base Rate Advances, as determined by the Company and notified to the Agent in accordance with Section 2.02. Any amount borrowed under this Section 2.01 and subsequently repaid or prepaid may not be reborrowed. The Initial Commitments of each Initial Lender shall terminate immediately and without further action on the Effective Date after giving effect to the funding of such Initial Lender’s Initial Advance on such date.
(b)    The Incremental Advances of any Class shall be made by the Incremental Lenders of such Class at the time, in the manner and subject to the terms and conditions set forth herein and in the applicable Incremental Assumption Amendment.
Section 2.02    Making the Advances.
(a)    Each Borrowing shall be made on notice, given not later than (x) 10:00 A.M. (New York City time) on the date of a proposed Borrowing consisting of Base Rate Advances and (y) 12:00 noon (New York City time) on the third Business Day (or, in the case of the Initial Advances, the second Business Day) prior to the date of a proposed Borrowing consisting of Eurocurrency Rate Advances, in each case by the Company to the Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telecopier or telephone, confirmed immediately in writing by hand delivery or telecopier, in substantially the form of Exhibit A hereto or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent) appropriately completed and signed by a Responsible Officer of the Company, specifying therein the requested (i) date of such Borrowing, (ii) Class of such Borrowing, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of Eurocurrency Rate Advances, the initial Interest Period for each such Advance. The Company may, subject to the conditions herein provided, borrow more than one Borrowing on any Business Day. Each Appropriate Lender shall, before 1:00 P.M. (New York City time) in the case of a Borrowing consisting of Base Rate Advances or before 11:00 A.M. (New York City time) in the case of a Borrowing consisting of Eurocurrency Rate Advances, in each case on the requested date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at its applicable address referred to in Section 9.02, in same day funds, such Lender’s ratable portion of such Borrowing. Upon fulfillment of the applicable conditions set forth in Section 3.02, the Agent will make such funds available to the Company in like funds as received by the Agent either by (i) crediting the account of the Company on the books of the Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Company.
(b)    Anything in subsection (a) above to the contrary notwithstanding,
(i)    the Company may not select Eurocurrency Rate Advances for any Borrowing or with respect to the Conversion or continuance of any Borrowing if the aggregate amount of such Borrowing or such Conversion or continuance is less than $10,000,000;

(ii)    there shall be no more than seven Interest Periods relating to Eurocurrency Rate Advances outstanding at any time;
(iii)    if any Appropriate Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation, in each case after the Effective Date, makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances or to fund or maintain Eurocurrency Rate Advances hereunder, the Commitment of such Lender to make Eurocurrency Rate Advances or to Convert all or any portion of Base Rate Advances shall forthwith be suspended until the Agent shall notify the Company that such Lender has determined that the circumstances causing such suspension no longer exist and the Company shall prepay or Convert all Eurocurrency Rate Advances of such Lender to Base Rate Advances, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Advances; to the extent that such affected Eurocurrency Rate Advances become Base Rate Advances, all payments of principal that would have been otherwise applied to such Eurocurrency Rate Advances shall be applied instead to such Lender’s Base Rate Advances; provided that if, at any time after a Lender gives notice under this Section 2.02(b)(iii), such Lender determines that it may lawfully make Eurocurrency Rate Advances, such Lender shall promptly give notice of that determination to the Company and the Agent. The Company’s right to request, and such Lender’s obligation, if any, to make Eurocurrency Rate Advances shall thereupon be restored; and
(iv)    if, with respect to any Borrowing, the Majority Initial Lenders or the Majority Incremental Lenders, as applicable, shall notify the Agent that (A) the Eurocurrency Rate for Eurocurrency Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Borrowing or (B) deposits are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Borrowing or (C) reasonable and adequate means do not exist for ascertaining the Eurocurrency Rate for such Interest Period, the right of the Company to select Eurocurrency Rate Advances for such Borrowing shall be suspended until the Agent shall notify the Company and the Appropriate Lenders that the circumstances causing such suspension no longer exist and each Advance comprising such Borrowing shall be made as a Base Rate Advance.
(c)    Each Notice of Borrowing shall be irrevocable and binding on the Company. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the Company shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing or by reason of the termination of hedging or other similar arrangements, in each case when such Advance is not made on such date, including without limitation, as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III. The Lender making demand for such indemnification shall deliver to the Company concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to such Lender, absent manifest error.
(d)    Unless the Agent shall have received notice from an Appropriate Lender at least one hour prior to the time any Borrowing is due to be funded by the applicable Appropriate Lenders that such Appropriate Lender will not make available to the Agent such Appropriate Lender’s ratable portion of such Borrowing, the Agent may assume that such Appropriate Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Appropriate Lender shall not have so made such ratable portion available to the Agent, such Appropriate Lender and the Company severally agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Agent, at (i) in the case of the Company, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Appropriate Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing. If such Appropriate Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Appropriate Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(e)    The failure of any Appropriate Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Appropriate Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
Section 2.03    [Reserved].
Section 2.04    Fees. The Company agrees to pay to the Agent the fees payable pursuant to the fee letter dated March 2, 2016 between the Company and Bank of America, in the amounts and at the times specified in such letter.
Section 2.05    [Reserved].
Section 2.06    Repayment and Prepayment of Advances.
(a)    Mandatory Repayment of Advances. The Company shall repay to Agent
(i)    for the account of the Initial Lenders, (A) on each Repayment Date beginning with the last Business Day of July, 2016 in a principal amount equal to 1.25% of the initial aggregate principal amount of the Initial Advances (which amounts shall be reduced as a result of the application of voluntary prepayments made pursuant to clause (b) below in the order specified by the Company in the applicable notice of prepayment; provided that if the Company fails to make any such specification, any voluntary prepayments made pursuant to clause (b) below shall be applied in direct chronological order to all then-remaining payments) and (B) the then-outstanding principal amount of the Initial Advances on the Maturity Date; and
(ii)    for the account of the Incremental Lenders of any Class, the principal of the Incremental Advances of such Class in the amounts and on the dates set forth in the applicable Incremental Assumption Agreement.
(b)    Voluntary Prepayments of Borrowings. The Company shall not have any right to prepay any principal amount of any Advance other than as provided in this subsection (b) or as otherwise expressly provided in this Agreement. The Company may, on any Business Day, upon notice to the Agent provided not later than 12:00 noon (New York City time) on such Business Day, in the case of Base Rate Advances, and at least two Business Days’ notice to the Agent, in the case of Eurocurrency Rate Advances, in each case stating the proposed date and aggregate principal amount of the prepayment, prepay the Advances, and if such notice is given the Company shall prepay such principal amount; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of not less than $10,000,000 and integral multiples of $1,000,000 in excess thereof, (ii) in the case of any such prepayment of any Eurocurrency Rate Advance, the Company shall pay all accrued interest to the date of such prepayment on the portion of such Eurocurrency Rate Advances being prepaid and shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(b) and (iii) without limiting the Company’s obligations under Section 9.04(b), a notice of prepayment may be conditioned on the effectiveness of other credit facilities or the availability of a source of funds for such prepayment, in which case such notice may be revoked or extended by the Company (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. Each notice of prepayment will specify the date and amount of such prepayment and the Advances to be prepaid.
Section 2.07    Interest. The Company shall pay interest accrued on the principal amount of each Advance made to it outstanding from time to time from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(a)    Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate in effect from time to time plus the Applicable Margin, payable in arrears on the last day of each March, June, September and December during the term of this Agreement, commencing March 31, 2016, and on the Maturity Date; provided that the Agent may, upon the request of the Majority Lenders, require that the Company pay interest (“Base Rate Default Interest”) on any amount of principal, interest, fees and other amounts payable under this Agreement (including, without limitation, the principal amount of Base Rate Advances, but excluding the principal amount of Eurocurrency Rate Advances) which is not paid when due (whether at stated maturity, by acceleration or otherwise) from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate in effect from time to time plus the Applicable Margin; provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, and upon acceleration of the Advances, Base Rate Default Interest shall accrue and be payable hereunder whether or not previously required by the Majority Lenders.

(b)    Eurocurrency Rate Advances. If such Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period; provided that the Agent may, upon the request of the Majority Lenders, require that the Company pay interest (“Eurocurrency Default Interest”) on any principal amount of any Eurocurrency Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to (A) during the Interest Period applicable to such Eurocurrency Rate Advance, 2% per annum above the rate per annum required to be paid on such amount immediately prior to the date on which such amount became due and (B) after the expiration of such Interest Period, 2% per annum above the Base Rate in effect from time to time plus the Applicable Margin; provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, and upon acceleration of the Advances, Eurocurrency Default Interest shall accrue and be payable hereunder whether or not previously required by the Majority Lenders.
(c)    If any amount (other than principal of any Advance) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Majority Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum equal at all times to 2% per annum above the Base Rate in effect from time to time plus the Applicable Margin to the fullest extent permitted by applicable laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(d)    Reserves on Eurocurrency Rate Advances. The Company shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Advance made to the Company equal to the actual costs of such reserves allocated to such Advance by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Advance, provided that the Company shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest shall be due and payable 10 days from receipt of such notice.
Section 2.08    Interest Rate Determination. The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a) or 2.07(b).
Section 2.09    Voluntary Conversion or Continuation of Advances.

(a)    The Company may on any Business Day, upon notice in such form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent) appropriately completed and signed by a Responsible Officer of the Company given to the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion or continuance (a “Notice of Conversion/Continuation”) and subject to the provisions of Section 2.02(b), (i) Convert Advances in any Class of one Type comprising the same Borrowing into Advances in such Class of another Type and (ii) upon the expiration of any Interest Period applicable to Advances which are Eurocurrency Rate Advances made to the Company, continue all (or, subject to Section 2.02(b), any portion of) such Advances as Eurocurrency Rate Advances and the succeeding Interest Period(s) of such continued Advances shall commence on the last day of the Interest Period of the Advances to be continued; provided, however, that any Conversion of any Eurocurrency Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurocurrency Rate Advances. Each such Notice of Conversion/Continuation shall, within the restrictions specified above, specify (A) the date of such continuation or Conversion, (B) the Advances (or, subject to Section 2.02(b), any portion thereof) to be continued or Converted, (C) if such continuation is of, or such Conversion is into, Eurocurrency Rate Advances, the duration of the Interest Period for each such Advance and (D) that no Potential Event of Default or Event of Default has occurred and is continuing. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Advances comprising such Borrowing, and the Advances comprising each such portion shall be considered a separate Borrowing.
(b)    If upon the expiration of the then existing Interest Period applicable to any Advance which is a Eurocurrency Rate Advance, the Company shall not have delivered a Notice of Conversion/Continuation in accordance with this Section 2.09, then such Advance shall upon such expiration automatically be continued as a Eurocurrency Rate Advance with an Interest Period of one month.
(c)    After the occurrence of and during the continuance of a Potential Event of Default or an Event of Default, the Company may not elect to have an Advance be made or continued as, or Converted into, a Eurocurrency Rate Advance after the expiration of any Interest Rate then in effect for that Advance.
Section 2.10    Increased Costs.
(a)    If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements in the case of Eurocurrency Rate Advances payable under Section 2.07(d)) in or in the interpretation of any law or regulation, in each case after the Effective Date, or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case issued after the Effective Date, there shall be any increase in the cost (other than with respect to Taxes) to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances, then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A reasonably detailed certificate as to the amount and manner of calculation of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
(b)    If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case issued after the Effective Date, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend hereunder. A reasonably detailed certificate as to such amounts and the manner of calculation thereof submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt and notwithstanding anything in this Section to the contrary, this Section 2.10(b) shall apply to all requests, rules, guidelines or directives concerning capital adequacy issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, regardless of the date adopted, issued, promulgated or implemented and this Section 2.10(b) shall apply to all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued or implemented.
(c)    If a Lender shall change its Applicable Lending Office, such Lender shall not be entitled to receive any greater payment under Sections 2.10 and 2.12 than the amount such Lender would have been entitled to receive if it had not changed its Applicable Lending Office, unless such change was made at the request of the Company or at a time when the circumstances giving rise to such greater payment did not exist.
Section 2.11    Payments and Computations.
(a)    The Company shall make each payment hereunder not later than 1:00 P.M. (New York City time) on the day when due in U.S. Dollars to the Agent at its address referred to in Section 9.02 in same day funds, without setoff, deduction or counterclaim. Subject to the immediately succeeding sentence, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably to the Appropriate Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of principal or interest paid after an Event of Default and an acceleration or a deemed acceleration of amounts due hereunder, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably in accordance with each Lender’s outstanding Advances to the Lenders for the account of their respective Applicable Lending Offices. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(b)    All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)    Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(d)    Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Lenders hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Company shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing.
Section 2.12    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Indemnification by the Company. The Company shall indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, in each case attributable to any payment made by or on account of any obligation of the Company, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the calculation of the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 2.12, the Company shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the

Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:
(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    executed originals of IRS Form W-8ECI;
(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of the Company contained in this Section 2.12, and the agreements and obligations of all Persons under Section 2.12(g), shall survive the payment in full of principal and interest hereunder.
Section 2.13    Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances of any Class and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Appropriate Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Appropriate Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).
Upon the acceleration or deemed acceleration of the Advances, the obligation of the Lenders to purchase participations in Advances and other obligations shall apply to all other Lenders, irrespective of Class. The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.
Section 2.14    Evidence of Debt.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Company agrees that upon notice by any Lender to the Company (with a copy of such notice to the Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances of a Class owing to, or to be made by, such Lender, the Company shall promptly execute and deliver to such Lender promissory notes or other evidence of such indebtedness, in form and substance reasonably satisfactory to the Company and such Lender, payable to the order of such Lender in a principal amount equal to the Commitment (or, if such Commitment has been terminated, the Advances) of such Lender of such Class; provided, however, that the execution and delivery of such promissory note or other evidence of indebtedness shall not be a condition precedent to the making of any Advance under this Agreement.
(b)    The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date, amount and tenor, as applicable, of each Borrowing, the Class of such Borrowing, the Type of Advances comprising such Borrowing, and the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, if any, (iii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder, and (iv) the amount of any sum received by the Agent from the Company hereunder and each Lender’s share thereof.
(c)    The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.
Section 2.15    Use of Proceeds.
(a)    Advances shall be used by the Company for general corporate purposes.
(b)    No portion of the proceeds of any Advances under this Agreement shall be used by the Company or any of its Subsidiaries in any manner which might cause the Advances or the application of such proceeds to violate, or require any Lender to make any filing or take any other action under, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
(c)    The Company will not request any Borrowing, and the Company shall not knowingly use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not knowingly use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 2.16    [Reserved].
Section 2.17    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10, or requires the Company to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender gives the Agent any notice under Section 2.02(b)(iii) that it is unlawful for such Lender to make or maintain Eurocurrency Rate Advances, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, or eliminate such unlawfulness, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.10, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender gives the Agent any notice under Section 2.02(b)(iii) that it is unlawful for such Lender to make or maintain Eurocurrency Rate Advances, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.17(a), or if any Lender is a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10, Section 2.12 or Section 9.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Company shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(b)) from the assignee (to the extent of such outstanding principal and accrued interest) or the Company (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    in the case of any such assignment resulting from a notice of unlawfulness under Section 2.02(b)(iii), the assignee will not be subject to such unlawfulness;
(v)    such assignment does not conflict with applicable law;
(vi)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; and
(vii)    no Event of Default or Potential Event of Default shall have occurred and be continuing.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
Section 2.18     [Reserved].
Section 2.19    [Reserved].
Section 2.20    Incremental Commitments.
(a)    The Company may, by written notice to the Agent from time to time, request Incremental Commitments in an amount not to exceed the Incremental Amount from one or more Incremental Lenders (which may include any existing Lender) willing to provide such Incremental Advances in their sole discretion; provided, that each Incremental Lender (which is not an existing Lender) shall be subject to the approval requirements of Section 9.07. Such notice shall set forth (A) the amount of the Incremental Commitments being requested (which shall be in multiples of $25,000,000) and (B) the date on which such Incremental Commitments are requested to become effective (the “Increased Amount Date”). The Incremental Advances shall be in the form of term loans, and shall be made pursuant to an amendment (each, an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Company, the Agent and each applicable Incremental Lender. No Lender shall be obligated to increase its Commitments pursuant to this Section 2.20 unless it so agrees.
(b)    The Company and each Incremental Lender shall execute and deliver to the Agent an agreement in form and substance reasonably satisfactory to the Agent (each, an “Incremental Assumption Agreement”) to evidence the Incremental Commitment of such Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of the Incremental Advances to be made thereunder, and the Incremental Advances thereunder shall be made on terms and conditions substantially identical to the then outstanding Advances (including pricing, covenants, defaults and maturity date).
(c)    Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.20 unless (i) on the date of such effectiveness (unless otherwise agreed among the Incremental Lenders and the Company and consented to by the Agent (such consent not to be unreasonably withheld or delayed)) (A) the representations and warranties set forth in Article IV are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of such date, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case it was correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) as of such earlier date and the Agent (acting at the direction of the applicable Incremental Lenders) shall have received a certificate to that effect dated such date and executed by the Company and (B) no Event of Default or Potential Event of Default shall have occurred and be continuing or would result from such Incremental Commitment, (ii) the Agent shall have received such legal opinions, board resolutions and other closing certificates and documentation (including opinions of counsel) as the Agent (acting at the direction of the applicable Incremental Lenders) shall reasonably request and (iii) the Incremental Commitment of each Incremental Lender that was not, prior to the applicable Increased Amount Date, a Lender hereunder shall not be less than $5,000,000.
(d)    In accordance with the terms of the penultimate paragraph of Section 9.01, any Incremental Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Company, to implement the provisions of this Section, a copy of which shall be made available to each Lender.
(e)    For the avoidance of doubt, Incremental Advances made in reliance on this Section 2.20 are intended to be fully fungible with the Initial Advances made on the Effective Date. The parties to the applicable Incremental Amendment shall structure the Incremental Advances to be made thereunder so that, after giving effect to the making of such Incremental Advances, the scheduled amortization payments, the Types and Interest Periods comprising such Incremental Advances are ratably the same as those for the Advances outstanding immediately prior to the making of such Incremental Advances.
ARTICLE III
CONDITIONS OF LENDING
Section 3.01    Condition Precedent to Funding the Initial Advances. The obligation of each Initial Lender to make its Initial Advance hereunder on and after the Effective Date, are subject to the condition precedent that the Agent receive on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Agent:
(a)    This Agreement, executed by the Company, the Agent and each Lender listed on Schedule I attached hereto;
(b)    Copies of (i) the resolutions of the Board of Directors of the Company, approving this Agreement, and (ii) of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, in each case certified as of the Effective Date by the Secretary or an Assistant Secretary of the Company;

(c)    A certificate of the Secretary or an Assistant Secretary of the Company, dated the Effective Date, certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by the Company hereunder;
(d)    A certificate of the Secretary or Assistant Secretary of the Company, dated the Effective Date, certifying the correctness and completeness of the copies of Company’s Certificate of Incorporation and Bylaws, together with a good standing certificate from the state of its incorporation, to be dated a recent date prior to the Effective Date;
(e)    A favorable opinion of William L. Deckelman, Jr., Esq., General Counsel of the Company, dated the Effective Date, substantially in the form of Exhibit C hereto; and
(f)    A certificate of an authorized officer of the Company, dated the Effective Date, stating that (i) the representations and warranties of the Company contained in Article IV are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of the Effective Date, before and immediately after giving effect to the Borrowing to be made on the Effective Date and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct as of such earlier date, and (ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Potential Event of Default.
Section 3.02    Conditions to Funding of Incremental Advances. The obligation of each Incremental Lender of any Class to make its Incremental Advances of such Class shall be subject to the conditions precedent set forth in the applicable Incremental Assumption Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of the Company. The Company represents and warrants as follows:
(a)    Due Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions which require such qualification, except to the extent that failure to so qualify would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole. Each Significant Subsidiary of the Company is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation. Each such Subsidiary is duly qualified to do business in all other jurisdictions which require such qualification, except to the extent that failure to so qualify would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.

(b)    Due Authorization, etc. The execution, delivery and performance by the Company of this Agreement are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company’s certificate of incorporation or bylaws or (ii) law or any material contractual restriction binding on or affecting the Company.
(c)    Governmental Consent. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement except for those which have been obtained prior to the Effective Date and remain in full force and effect.
(d)    Validity. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors’ rights generally, concepts of reasonableness and to the application of general principles of equity.
(e)    Condition of the Company. The consolidated balance sheet of the Company as at April 3, 2015, and the related consolidated statements of income and stockholders’ equity of the Company for the fiscal year then ended, copies of which have been furnished to each Bank, fairly present the consolidated financial condition of the Company as at such date and the consolidated results of the operations of the Company for the fiscal year ended on such date, all in accordance with GAAP consistently applied. There has been no material adverse change in the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole, since April 3, 2015.
(f)    Litigation. There is no pending or (to the knowledge of the Company) threatened investigation, action or proceeding against the Company or any of its Subsidiaries before any court, governmental agency or arbitrator which (i) except as disclosed in the Exchange Act Reports filed prior to the Effective Date, would, if adversely determined, reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole, or (ii) purports to affect the legality, validity or enforceability of this Agreement.
(g)    Margin Regulations. No proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in any manner that violates or would cause a violation of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
(h)    Payment of Taxes. Except as disclosed in the Exchange Act Reports prior to the Effective Date, the Company and each of its Significant Subsidiaries have filed or caused to be filed all Tax returns (federal, state, local and foreign) required to be filed and paid all amounts of Taxes shown thereon to be due, including interest and penalties, except (i) for such Taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Company or any such Subsidiary, as the case may be and (ii) to the extent that the failure to file such returns or pay such Taxes would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.
(i)    Governmental Regulation. The Company is not required to register as an investment company under the Investment Company Act of 1940, as amended.
(j)    ERISA. Except as disclosed in the Exchange Act Reports filed prior to the Effective Date:
(i)    no ERISA Event has occurred or is reasonably expected to occur (other than for premiums payable under Title IV of ERISA), that would reasonably be expected to result in a liability to the Company or its ERISA Affiliates of more than $250,000,000 over the amount previously reflected for any such liabilities, in accordance with GAAP, on the financial statements delivered pursuant to Section 4.01(e);
(ii)    Schedule B (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Pension Plan, copies of which have been filed with the IRS and furnished to the Agent, is complete and, to the best knowledge of the Company, accurate, and since the date of such Schedule B there has been no change in the funding status of any such Pension Plan except any change that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole;
(iii)    as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability to the Company or any of its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan, when aggregated with such potential liability for a complete withdrawal for all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $250,000,000;
(iv)    the Company and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan except for any such failure to perform or comply that would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole;
(v)    each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS that the Employee Benefit Plan is so qualified (or a timely application for such a determination letter is pending), and to the best of the Company’s knowledge, the Employee Benefit Plan has not been operated in any way that would result in the Employee Benefit Plan no longer being so qualified except as would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole; and

(vi)    neither the Company nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent, in reorganization or has been terminated or has been determined to be in “endangered” or “critical” status, within the meaning of Title IV of ERISA, and, to the best knowledge of the Company, no Multiemployer Plan is reasonably expected to be insolvent, in reorganization or to be terminated or to be determined to be in “endangered” or “critical” status within the meaning of Title IV of ERISA, in each case, resulting in a liability to the Company or its ERISA Affiliates of more than $250,000,000.
(k)    Disclosure. The documents, certificates and written materials furnished to the Agent or any Lender by or on behalf of the Company for use in connection with the transactions contemplated in this Agreement, taken as a whole with other documents, certificates and written materials furnished contemporaneously therewith, do not contain any untrue statement of fact or omit to state a material fact (known to the Company in the case of any documents, certificates or written statements not furnished by it) necessary in order to make the statements contained therein not misleading in light of the circumstances under which the same were made.
(l)    Insurance. The Company and its Subsidiaries (i) maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually insured by companies engaged in similar businesses or (ii) maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of comparable size engaged in the same or similar business, which plans shall include, among other things, adequate reserves for the risks that are self-insured.
(m)    Environmental Matters. (i) The Company and each of its Subsidiaries is in compliance with all Environmental Laws except to the extent any non-compliance would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole, and (ii) there has been no “release or threatened release of a hazardous substance” (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.) or any other release, emission or discharge into the environment of any hazardous or toxic substance, pollutant or other materials from the Company’s or its Subsidiaries’ property other than as permitted under applicable Environmental Law and other than those which would not have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole. Other than disposals for which the Company has been indemnified in full, all “hazardous waste” (as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. and the regulations thereunder, 40 CFR Part 261 (“RCRA”)) generated at the Company’s or any Subsidiaries’ properties have in the past been and shall continue to be disposed of at sites which maintain valid permits under RCRA and any applicable state or local Environmental Law, except to the extent where the failure to so dispose would not reasonably be expected have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.
(n)    Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents with Anti-

Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and to the knowledge of the Company its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company any of the directors or officers of the Company, (b) to the knowledge of the Company or such Subsidiary, any director or officer of any Subsidiary of the Company or (c) to the knowledge of the Company, any employee or agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
ARTICLE V
COVENANTS
Section 5.01    Affirmative Covenants of the Company. The Company covenants and agrees that the Company will, unless and until all of the Advances shall have been paid in full and all of the Commitments of the Lenders shall have terminated, unless Majority Lenders shall otherwise consent in writing:
(a)    Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, except to the extent any non-compliance would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole, such compliance to include, without limitation, (x) complying with all Environmental Laws and (y) paying before the same become delinquent all Taxes imposed upon it or upon its property except to the extent contested in good faith.
(b)    Reporting Requirements. Furnish to the Agent:
(i)    as soon as available and in any event within 60 days of the end of each of the first three fiscal quarters of each fiscal year of the Company, a copy of the quarterly report (x) for such quarter for the Company, containing a consolidated balance sheet and consolidated statements of income and (x) for the period consisting of the fiscal year then elapsed, for the Company, containing consolidated statements of stockholders’ equity and cash flows;
(ii)    as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the consolidated annual audit report for such year for the Company, containing financial statements (including a consolidated balance sheet, consolidated statements of income, retained earnings and cash flows of the Company) for such year, accompanied by an opinion of Deloitte & Touche or other nationally recognized independent public accountants. The opinion shall be unqualified (as to going concern, scope of audit and disagreements over the accounting or other treatment of offsets) and shall state that such consolidated financial statements present fairly the consolidated financial position of the Company as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;
(iii)    together with each delivery of the report of the Company pursuant to clause (i) or clause (ii) above, a compliance certificate for the quarter or year, as applicable, executed by an authorized financial officer of the Company (A) stating, in the case of the financial statements delivered under Section 5.01(b)(i) for such quarter, that such financial statements fairly present the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of operations of the Company and its Subsidiaries and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein), subject to the absence of footnotes and changes resulting from audit and normal year-end adjustment, (B) stating that such authorized financial officer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and financial condition of the Company and its Subsidiaries during the accounting period covered by such financial statements and that such authorized financial officer does not have knowledge of the existence, as at the date of the compliance certificate, of any condition or event that constitutes an Event of Default or a Potential Event of Default or, if any such condition or event exists, specifying the nature thereof and what action the Company has taken, is taking and proposes to take with respect thereto and (C) demonstrating in reasonable detail compliance at the end of such accounting periods with the restrictions contained in Section 5.02(c).
(iv)    promptly, and in any event within five days, after any authorized financial officer of the Company becomes aware of the occurrence of an Event of Default or Potential Event of Default continuing on the date of such statement, a statement of an authorized financial officer of the Company setting forth details of such Event of Default or Potential Event of Default and the action which the Company has taken and proposes to take with respect thereto;
(v)    promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Company or any of its Subsidiaries sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements, that the Company or any of its Subsidiaries files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange;
(vi)    promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or government department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any of its Subsidiaries, of the type described in Section 4.01(f);
(vii)    promptly after the occurrence thereof, notice of (A) any event which makes any of the representations contained in Section 4.01(m) inaccurate or (B) the receipt by the Company of any notice, order, directive or other communication from a governmental authority alleging violations of or noncompliance with any Environmental Law which would reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole;
(viii)    promptly after any change in any Rating, a notice of such change, which notice shall specify the new Rating, the date on which such change was publicly announced by S&P or Moody’s, as the case may be, and such other information with respect to such change as any Lender through the Agent may reasonably request; and
(ix)    such other information respecting the business, financial condition or operations of the Company and the Subsidiaries as any Lender through the Agent may from time to time reasonably request.
In lieu of furnishing to the Agent paper copies of the documents required to be delivered pursuant to Sections 5.01(b)(i), (ii), (v), (vi), (viii) and (ix), to the extent such documents are filed with the SEC or, in the case of clause (viii), posted on the Company’s Internet website, the Company shall notify the Agent when such documents are so filed or so posted and may make such documents available to the Agent and Lenders at its Internet website located at http://www.csc.com and through the SEC’s EDGAR system. Notwithstanding the foregoing, the Company shall deliver paper copies of such documents to any Lender that requests the Company to deliver such paper copies.
(c)    Corporate Existence, Etc. The Company will, and will cause each of its Significant Subsidiaries to, at all times maintain its fundamental business and preserve and keep in full force and effect its corporate existence and all material rights, franchises and licenses necessary or desirable in the normal conduct of its business, in each case as applicable, except as permitted under Section 5.02(b) and except if, in the reasonable business judgment of the Company, it is in the business interest of the Company or such Subsidiary not to preserve and maintain such legal existence (except with respect to the Company), rights (charter and statutory), franchises and licenses, and such failure to preserve the same would not reasonably be expected to have a material adverse effect on the business, financial condition or operations of the Company and the Subsidiaries, taken as a whole.
(d)    Maintenance of Insurance. The Company will and will cause each of its Significant Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually insured by companies engaged in similar businesses. Notwithstanding the foregoing, the Company and such Subsidiaries may maintain a plan or plans of self-insurance to such extent and covering such risks as is usual for companies of comparable size engaged in the same or similar business, which plans shall include, among other things, adequate reserves for the risks that are self-insured. On request the Company will advise the Agent and the Lenders concerning any such plan or plans for self-insurance.
(e)    Visitation Rights. At any reasonable time and from time to time during normal business hours and with reasonable prior notice, permit the Agent or any of the Lenders or any agents or representatives thereof (at their sole cost and expense), to visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the

Company and any of its Subsidiaries with any of their officers, employees, or if an Event of Default is continuing, with their independent certified public accountants.
(f)    Keeping of Books. Keep, and will cause each of its Significant Subsidiaries to keep, in all material respects, proper books of record and account in accordance with GAAP.
Section 5.02    Negative Covenants of the Company. The Company covenants and agrees that, unless and until all of the Advances shall have been paid in full and the Commitments of all of the Lenders shall have terminated, unless Majority Lenders shall otherwise consent in writing:
(a)    Liens, Etc. The Company will not create or suffer to exist, or permit any of its Significant Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of such Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, unless the Company’s obligations hereunder shall be secured equally and ratably with, or prior to, any such Debt; provided however that the foregoing restriction shall not apply to the following Liens which are permitted:
(i)    Customary Permitted Liens;
(ii)    Liens in favor of the United States to secure amounts paid to the Company or any of its Subsidiaries as advance or progress payments under government contracts entered into by it so long as such Liens cover only (x) special bank accounts into which only such advance or progress payments are deposited and (y) supplies covered by such government contracts and material and other property acquired for or allocated to the performance of such government contracts;
(iii)    attachment, judgment and other similar Liens arising in connection with legal proceedings, provided that any such judgment does not constitute an Event of Default;
(iv)    Liens on accounts receivable resulting from the sale of such accounts receivable;
(v)    Liens on assets of any Significant Subsidiary of the Company existing at the time such Person becomes a Significant Subsidiary or is merged into or consolidated with the Company or a Significant Subsidiary (other than any such Lien created in contemplation of becoming a Significant Subsidiary);
(vi)    purchase money Liens upon or in any asset acquired or held by the Company or any Significant Subsidiary (including any capital interest in any Person) to secure the purchase price of such asset or to secure Debt incurred solely for the purpose of financing the acquisition of or construction of improvements on or with respect to any such asset (provided that the amount of Debt secured by such Lien does not exceed 100% of the purchase price of such asset and transaction costs relating to such acquisition or the costs of such construction) and Liens existing on such asset at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); and the interest of the lessor thereof in any asset that is subject to a Capital Lease;
(vii)    Liens on deposits securing obligations under cash pooling and multi-currency notional pooling programs;
(viii)    Liens, other than Liens described in clauses (i) through (vii) and in clauses (ix) and (x), to secure Debt not in excess of an aggregate of $500,000,000 principal amount at any time outstanding;
(ix)    Liens resulting from any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Debt secured by any Lien referred to in clauses (v) and (vi) so long as (x) the aggregate principal amount of any such Debt shall not increase as a result of any such extension, renewal or replacement and (y) Liens resulting from any such extension, renewal or replacement shall cover only such property which secured the Debt that is being extended, renewed or replaced; and
(x)    Liens securing Debt owing to the Company or any of the Subsidiaries.
(b)    Restrictions on Fundamental Changes. The Company will not, and will not permit any of its Significant Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (whether now owned or hereafter acquired), to any Person (other than the Company or any Subsidiary of the Company, so long as the Company, directly or indirectly, owns 80% or more of the voting stock thereof), or enter into any partnership, joint venture, syndicate, pool or other combination, unless (a) no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom and (b) in the case of any consolidation or merger involving the Company, either (i) the Company is the surviving entity or (ii) the Person surviving or resulting from such consolidation or merger shall have assumed the obligations of the Company hereunder in an agreement or instrument reasonably satisfactory in form and substance to the Agent and such surviving corporation shall have delivered, for the benefit of the Lenders and the Agent, such other documents as may reasonably be requested, including, without limitation, information in respect of “know your customer” and similar requirements, an incumbency certificate and an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Majority Lenders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof.
(c)    Financial Covenants.
(i)    Minimum Interest Coverage Ratio. The Company will not permit at the end of any quarterly financial reporting period the ratio of Consolidated EBITDA to Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on the last day of such quarterly financial reporting period, taken as a single period, to be less than 3.00 to 1.00.

(ii)    Consolidated Total Debt to Consolidated EBITDA Ratio. The Company will not permit at the end of any quarterly financial reporting period the ratio of Consolidated Total Debt as of the last day of such quarterly financial reporting period to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the last day of such quarterly financial reporting period, taken as a single period, to exceed 3.00 to 1.00.
ARTICLE VI
EVENTS OF DEFAULT

Section 6.01    Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
(a)    The Company shall fail to pay any principal of any Advance when the same becomes due and payable or the Company shall fail to pay any interest on any Advance or any fees or other amounts payable hereunder within five days of the date due; or
(b)    Any representation or warranty made by the Company herein or in connection with this Agreement shall prove to have been incorrect in any material respect when made; or
(c)    The Company shall fail to perform or observe (i) any term, covenant or agreement contained in Section 2.15, Section 5.01(c) (with respect to the existence of the Company) or Section 5.02, or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after the earlier to occur of (i) written notice thereof having been given to the Company by the Agent at the request of any Lender or (ii) actual knowledge thereof by the Company of such failure; or
(d)    The Company or any of its Significant Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt or any payment obligations in respect of guarantees of the Company or any such Significant Subsidiary of Debt owed to any Person other than the Company and the Subsidiaries which is outstanding in a principal amount of at least $250,000,000 in the aggregate (but excluding Debt arising under this Agreement), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or guarantee; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or by a required prepayment of insurance proceeds or by a required prepayment as a result of formulas based on asset sales or excess cash flow), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)    The Company or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for a substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Significant Subsidiaries shall take any corporate or partnership action to authorize any of the actions set forth above in this subsection (e); or
(f)    Any judgment or order for the payment of money in excess of $250,000,000 shall be rendered against the Company or any of its Significant Subsidiaries and is not promptly paid by the Company or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and to the extent that (i) the amount of such judgment or order is covered by a valid and binding policy of insurance covering payment thereof, (ii) such insurer shall be rated at least “A-” by A.M. Best Company and the Company deems the claims recovery as “probable” in its financial statements and (iii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or
(g)
(i)    There occurs one or more ERISA Events which individually or in the aggregate results in liability to the Company or any of its ERISA Affiliates in excess of $250,000,000 over the amount previously reflected for any such liabilities, in accordance with GAAP, on the financial statements delivered pursuant to Section 4.01(e); or
(ii)    The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred an aggregate Withdrawal Liability for all years to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $250,000,000; or
(iii)    The Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is insolvent, in reorganization or is being terminated or has been determined to be in “endangered” or “critical” status, within the meaning of Title IV or ERISA, if as a result of such event the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then insolvent, in reorganization or being terminated or have been determined to be in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of such Multiemployer Plan immediately preceding the plan year in which the event occurs by an amount exceeding, in each case, resulting in a liability to the Company or its ERISA Affiliates of more than $250,000,000; or
(h)    Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency: provided that if the Company shall become a wholly owned Subsidiary of a publicly owned Person whose beneficial ownership is, immediately after the Company shall become such a wholly owned subsidiary of such Person, substantially identical to that of the Company immediately prior to such circumstance (a “Holding Company”), such circumstance shall not be an Event of Default under this Section 6.01(h) unless the beneficial ownership of such Holding Company shall be acquired as set forth in this Section 6.01(h);
then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are here expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.
ARTICLE VII
[RESERVED]
ARTICLE VIII
THE AGENT

Section 8.01    Appointment and Authority. Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and, except as expressly set forth in Section 8.06, the Company shall not have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 8.02    Rights as a Lender.
The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03    Exculpatory Provisions.
(a)    The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Potential Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.
(b)    The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 6.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Potential Event of Default or Event of Default or the event or events that give or may give rise to any Potential Event of Default or Event of Default unless and until the Company or any Lender shall have given notice to the Agent describing such Potential Event of Default or Event of Default and such event or events.
(c)    The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Event of Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
Section 8.04    Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance, and such Lender shall not have made available to the Agent such Lender’s ratable portion of the applicable Borrowing. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 8.05    Indemnification. The Lenders agree to indemnify the Agent (to the extent the Company is required to reimburse the Agent pursuant to Section 9.04 and only to the extent not reimbursed by the Company), ratably according to the respective principal amounts of the Advances then held by each of them (or if no Advances are at the time outstanding or if any Advances are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, syndication, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company.
Section 8.06    Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    [Reserved.]
(c)    With effect from the Resignation Effective Date (1) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly and, during such period, the Company shall have no obligation to pay to any Person the fees described in Section 2.04, until such time, if any, as the Majority Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring Agent (other than any rights to indemnity payments owed to the retiring Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
Section 8.07    Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub‑agents appointed by the Agent. The Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub‑agent and the Related Parties of the Agent and each such sub‑agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto.
Section 8.08    Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 8.09    Other Agents. Each Lender hereby acknowledges that neither the syndication agents nor any other Lender designated as any “Agent” on the cover page hereof (other than the Agent) has any liability hereunder other than in its capacity as a Lender.
ARTICLE IX
MISCELLANEOUS

Section 9.01    Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and acknowledged by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by (or consented to by) each Lender affected thereby, do any of the following:
(a)    waive any of the conditions specified in Section 3.01;
(b)    increase the Commitments of such Lender;
(c)    reduce the principal of, or rate of interest on, the Advances or any fees or other amounts payable to such Lender hereunder;

(d)    postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable to such Lender hereunder;
(e)    change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder;
(f)    [reserved];
(g)    amend this Section 9.01 or the definition of “Majority Lenders”. “Majority Initial Lenders” or “Majority Incremental Lenders”;
and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) (i) the consent of the Majority Initial Lenders shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of Initial Lenders hereunder in a manner more adverse than the effect thereof on the Incremental Lenders (if any) of any Class and (ii) the consent of the Majority Incremental Lenders (if any) of any Class shall be required with respect to any amendment or waiver that by its terms adversely affects the rights of Incremental Lenders of such Class hereunder in a manner more adverse than the effect thereof on the Initial Lenders or the Incremental Lenders of any other Class.
Notwithstanding the foregoing, each Incremental Amendment may be effected in accordance with Section 2.20 without the consent of the Majority Lenders.
Furthermore, and notwithstanding anything else to the contrary contained in this Section 9.01, if the Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of this Agreement or any other Loan Document, then the Agent and the Company shall be permitted to amend such provision, and such amendments shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Majority Lenders within five Business Days following receipt of notice thereof.
Section 9.02    Notices, Etc.
(a)    General. Unless otherwise expressly provided in this Agreement, all notices, requests, demands, directions and other communications provided for hereunder shall be in writing (including by facsimile transmission or, to the extent provided in Section 9.02(e), electronic communication). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(1)    if to the Company or the Agent, to the address, facsimile number, electronic mail address or telephone number set forth below, or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties:

Company:
Computer Sciences Corporation
3170 Fairview Park Drive
Falls Church, Virginia 22042
Attention: H. C. Charles Diao, Vice President - Finance and Corporate Treasurer
Phone: (703) 641.2042
Fax: (703) 641-3799
Email: cdiao@csc.com

Agent:	As specified on Schedule 9.02 hereto; and
(2)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number set forth in its Administrative Questionnaire.

(b)    Timing. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto during the recipient’s normal business hours (or if delivered after normal business hours shall be deemed to have been delivered on the next Business Day) and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the United States mail, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail when received; provided, however, that notices and other communications to the Agent pursuant to Article II or VII shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.
(c)    Effectiveness of Facsimile Documents and Signatures. This Agreement and, except as otherwise specified herein, any documents delivered pursuant to or in connection with this Agreement may be transmitted and/or signed by facsimile or other electronic delivery. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Company, the Agent and the Lenders. The Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(d)    Reliance by the Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Indemnified Person from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

(e)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(f)    Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
(g)    Platform.
(i)    The Company hereby acknowledges that (a) the Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Agent and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.19); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated

“Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC.”
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s, or the Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
Section 9.03    No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 9.04    Costs, Expenses and Indemnification.
(a)    The Company agrees to pay promptly on demand all reasonable costs and out-of-pocket expenses (other than Taxes, for which the provisions of Section 2.12 shall apply instead) of Agent (in its capacity as such) in connection with the preparation, execution, delivery, administration, syndication, modification and amendment of this Agreement, and the other documents to be delivered hereunder or thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of a single counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities hereunder. The Company further agrees to pay promptly on demand all costs and expenses of the Agent and of each Lender, if any (including, without limitation, reasonable counsel fees and out-of-pocket expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and out-of-pocket expenses in connection with the enforcement of rights under this Section 9.04(a).
(b)    If any payment of principal of any Eurocurrency Rate Advance extended to the Company is made other than on the last day of the interest period for such Advance, as a result of a payment pursuant to Section 2.06 or acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Company shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
(c)    The Company agrees to indemnify and hold harmless the Agent (in its capacity as such), each Lender and each director, officer, employee, agent, attorney and affiliate of the Agent and each Lender (each an “Indemnified Person”) in connection with any expenses, losses, claims, damages or liabilities to which the Agent, a Lender or such Indemnified Persons may become subject (other than Taxes, for which the provisions of Section 2.12 shall apply instead), insofar as such expenses, losses, claims, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) arise out of the transactions referred to in this Agreement or arise from any use or intended use of the proceeds of the Advances, or in any way arise out of activities of the Company that violate Environmental Laws, and to reimburse the Agent, each Lender and each Indemnified Person, upon their demand, for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability, or action or other proceeding, whether commenced or threatened (whether or not the Agent, such Lender or any such person is a party to any action or proceeding out of which any such expense arises); provided that nothing in this Section 9.04(c) shall obligate the Company to pay the normal expenses of the Agent in the administration of this Agreement in the absence of pending or threatened litigation or other proceedings or the claims or threatened claims of others and then only to the extent arising therefrom. Notwithstanding the foregoing, the Company shall have no obligation hereunder to an Indemnified Person with respect to indemnified liabilities which have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person, as determined by a final and nonappealable judgment by a count of competent jurisdiction, or which have resulted from a claim brought by the Company against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder in which the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of the Company’s equity holders or creditors, an Indemnified Person or any other person or entity, whether or not an Indemnified Person is otherwise a party thereto.
(d)    To the fullest extent permitted by applicable law, the Company shall not assert, and the Company hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Advance or the use of the proceeds thereof.
Section 9.05    Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (time or demand, provisional or final, or general, but not special (in whatever currency)) at any time held and other indebtedness (in whatever currency) at any time owing by such Lender or any Affiliate thereof to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement that are then due and payable, whether or not such Lender shall have made any demand under this Agreement, and each such Affiliate is hereby irrevocably authorized to permit such setoff and application. Each Lender agrees promptly to notify the Company after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.
Section 9.06    Binding Effect. This Agreement shall be deemed to have been executed and delivered when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and permitted assigns, except that, the Company shall not, except as permitted in Section 5.02(b), have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all Lenders. This Agreement and the fee letter referred to in Section 2.04 constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous oral agreements and understandings relating to the subject matter hereof.
Section 9.07    Assignments and Participations.
(a)    Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.07(b), (ii) by way of participation in accordance with the provisions of Section 9.07(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.07(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Advances at the time owing to it); provided that (in each case with respect to any Class), any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Class) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received notice thereof; and
(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Class if such assignment is to a Person that is not a Lender with a Commitment in respect of such Class, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to the Company or any of the Company’s Affiliates or Subsidiaries.

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.12 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances of each Class owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Company, or the Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company, the Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the

Participant, agree to any amendment, modification or waiver described in Section 9.01(b), (c) or (d) that affects such Participant. The Company agrees to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Sections 2.10, 2.12 and 9.04(b) (subject to the requirements and limitations therein, including the requirements under Section 2.12(f) (it being understood that the documentation required under Section 2.12(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Company's request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.17(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and currency and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other governmental authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 9.08    [Reserved].
Section 9.09    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 9.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreement with respect to fees payable to the Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when the conditions precedent in Section 3.01 have been satisfied (or waived) in accordance with the terms of this Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.11    Consent to Jurisdiction; Waiver of Immunities. The Company irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent or any Lender, or any Related Party of the foregoing in any way relating to this Agreement or the transactions relating hereto, in each case in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Company, or its properties in the courts of any jurisdiction. The Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(b)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
Section 9.12    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation any Assignment and Assumptions, amendments or other modifications, Notices of Borrowing, Notices of Conversion/Continuation, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of the Agent, any electronic signature shall be promptly followed by such manually executed counterpart.
Section 9.13    Waiver of Trial by Jury. THE COMPANY, THE LENDERS, THE AGENT AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, OTHER LENDERS EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The Company, the Banks, the Agent and, by its acceptance of the benefits hereof, the other Lenders each (i) acknowledges that this waiver is a material inducement for the Company, the Lenders and the Agent to enter into a business relationship, that the Company, the Lenders and the Agent have already relied on this waiver in entering into this Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
Section 9.14    [Reserved].
Section 9.15    Survival of Certain Provisions. All agreements, representations and warranties made in this Agreement shall survive the execution and delivery of this Agreement and any increase in the Commitments under this Agreement. The Company’s obligations under Sections 2.10 and 9.04, and the Lender’s obligations under Section 8.05 shall survive the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 9.16    Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 9.17    Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

Section 9.18    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Agent, as applicable, to identify the Company in accordance with the Act.
Section 9.19    Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided, however, that, except in the case of disclosure to bank regulators or examiners in accordance with customary banking practices, if legally permitted, written notice of each instance in which Information is required or requested to be disclosed shall be furnished to the Company not less than 30 days prior to the expected date of such disclosure or, if 30 days’ notice is not practicable under the circumstances, as promptly as practicable under the circumstances, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.19, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement and the other Loan Documents.
For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 9.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 9.20    No Fiduciary Duty. The Company acknowledges that each of the Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”) is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Lender Party act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person. The Company, and each Lender Party hereby expressly disclaims any fiduciary relationship and agrees they are each responsible for making their own independent judgments with respect to any transactions entered into between them. The Company also hereby acknowledges that no Lender Party has advised nor is advising it as to any legal, accounting, regulatory or tax matters, and that the Company is consulting its own advisors concerning such matters to the extent it deems appropriate.
Section 9.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
As used herein, the following terms have the following meanings:
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the date first written above.
COMPUTER SCIENCES CORPORATION, a Nevada corporation, as the Company
By: /s/ H.C. Charles Diao
Name: H.C. Charles Diao
Title: Vice President, Finance and Corporate Treasurer

Term Loan Credit Agreement

BANK OF AMERICA, N.A.,
as Agent and a Lender
By: /s/ Arti Dighe
Name: Arti Dighe
Title: Vice President

Term Loan Credit Agreement

ROYAL BANK OF CANADA,
as a Lender
By: /s/ Mark Gronich
Name: Mark Gronich
Title: Authorized Signatory

Term Loan Credit Agreement

THE BANK OF NOVA SCOTIA,
as a Lender
By: /s/ Diane Emanuel
Name: Diane Emanuel
Title: Managing Director

Term Loan Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender
By: /s/ Lillian Kim
Name: Lillian Kim
Title: Director

Term Loan Credit Agreement

DBS BANK LTD.,
as a Lender
By: /s/ Yeo How Ngee
Name: Yeo How Ngee
Title: Managing Director

Term Loan Credit Agreement

PNC BANK NATIONAL ASSOCIATION,
as a Lender
By:/s/ Bremmer Kneib
Name: Bremmer Kneib
Title: Senior Vice President

Term Loan Credit Agreement

U.S. BANK NATIONAL ASSOICATION,
as a Lender
By: /s/ Seth Candill
Name: Seth Candill
Title: Vice President

Term Loan Credit Agreement

THE BANK OF NEW YORK MELLON,
as a Lender
By: /s/ David Wirl
Name: David Wirl
Title: Managing Director

Term Loan Credit Agreement

SCHEDULE I
LENDERS’ COMMITMENTS

Lender	Initial Commitment
Bank of America, N.A.	$125,000,000
Royal Bank of Canada	$75,000,000
The Bank of Nova Scotia	$75,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$75,000,000
DBS Bank Ltd.	$50,000,000
PNC Bank, National Association	$50,000,000
U.S. Bank National Association	$50,000,000
The Bank of New York Mellon	$25,000,000
Total Commitments:	$525,000,000

Schedule I-1

SCHEDULE 1.01 – Litigation and Investigations

SEC Investigation

As previously disclosed, on January 28, 2011, the Company was notified by the Division of Enforcement of the SEC that it had commenced a formal civil investigation. That investigation covered a range of matters as previously disclosed by the Company, including certain of the Company’s prior disclosures and accounting determinations. During the first quarter of fiscal 2016, the Company’s previously agreed-upon settlement with the SEC was formally approved by the SEC and became effective on June 5, 2015.

Vincent Forcier v. Computer Sciences Corporation and The City of New York

On October 27, 2014, the United States District Court for the Southern District of New York unsealed a qui tam complaint that had been filed under seal over two years prior in a case entitled United States of America and State of New York ex rel. Vincent Forcier v. Computer Sciences Corporation and The City of New York, Case No. 1:12-cv-01750-DAB. The original complaint was brought by Vincent Forcier, a former employee of Computer Sciences Corporation, as a private party qui tam relator on behalf of the United States and the State of New York. The relator’s amended complaint, dated November 15, 2012, which remained under seal until October 27, 2014, alleged civil violations of the federal False Claims Act, 31 U.S.C. § 3729 et seq., and New York State’s False Claims Act, NY. Finance L, Art. 13, § 187 et seq., arising out of certain coding methods employed with respect to claims submitted by the Company to Medicaid for reimbursements as fiscal agent on behalf of its client, New York City’s Early Intervention Program (“EIP”). EIP is a federal program promulgated by the Individuals with Disabilities in Education Act, 20 U.S.C. § 1401 et seq. (IDEA), that provides early intervention services for infants and toddlers who have, or are likely to have, developmental delays.

Prior to the unsealing of the complaint on October 27, 2014, the United States Attorney’s Office for the Southern District of New York investigated the allegations in the qui tam relator’s complaint. That investigation included requests for information to the Company concerning the Company’s databases, software programs, and related documents regarding EIP claims submitted by the Company on behalf of New York City. The Company produced documents and information that the government requested and cooperated fully with the government’s investigation regarding this matter at all times. In addition, the Company conducted its own investigation of the matter, and openly shared its findings and worked constructively with all parties to resolve the matter. At the conclusion of its investigation, the Company concluded that it had not violated the law in any respect.

On October 27, 2014, the United States Attorney’s Office for the Southern District of New York and the Attorney General for the State of New York filed complaints-in-intervention on behalf of the United States and the State of New York, respectively. The complaints allege that, from 2008 to 2012, the Company and New York City used the automatic defaulting capabilities of a computerized billing system that the Company developed for New York City’s EIP in order to orchestrate a billing fraud against Medicaid. The New York Attorney General’s complaint also

Schedule 1.01- 1

alleges that the Company did not comply with Medicaid requirements regarding submission of claims to private insurance and failed to reimburse Medicaid in certain instances where insurance had paid a portion of the claim. The lawsuits seek damages under the False Claims Act and common law theories in an amount equal to three times the sum of an unspecified amount of damages the United States and New York State allegedly sustained, plus civil penalties together with attorneys’ fees and costs. On January 26, 2015, the Company and the City of New York filed motions to dismiss Forcier’s amended complaint and the federal and state complaints-in-intervention. The motions to dismiss are fully briefed and the Company is awaiting decision by the Court. The Company believes that the allegations are without merit and intends to vigorously defend itself.

CSC v. Eric Pulier

On May 12, 2015, the Company and its wholly owned subsidiary, ServiceMesh Inc. (“SMI”), filed a civil complaint in the Court of Chancery of the State of Delaware against Eric Pulier (C.A. No. 11011-VCP). The Company acquired SMI on November 15, 2013. The purchase consideration included a cash payment at closing, as well as additional contingent consideration based on a contractually defined multiple of SMI’s revenues during a specified period ending January 31, 2014 (the “Earnout Payment”), all as set forth in the purchase agreement governing the acquisition. Before the acquisition, Mr. Pulier was the chief executive officer, chairman and one of the largest equity holders of SMI. Following the acquisition, Mr. Pulier became employed by the Company, at which time he executed a retention agreement pursuant to which he received a grant of restricted stock units of the Company and agreed to be bound by the Company’s rules and policies, including the Company’s Code of Business Conduct.

In March 2015, the Company became aware of, and began its own investigation into the circumstances surrounding, the arrests of two former employees of the Commonwealth Bank of Australia Ltd. (“CBA”) in connection with payments allegedly received by them, either directly or indirectly, from Mr. Pulier. SMI and CBA had entered into several contracts with each other, including contracts that contributed to the Earnout Payment. In April 2015, the Company was contacted by the Australian Federal Police regarding the alleged payments. The Company is cooperating with and assisting the Australian and U.S. authorities in their investigations of the conduct of various individuals involved in SMI transactions during the earnout period.

The Company’s and SMI’s original complaint against Mr. Pulier asserted claims for (i) breach of the purchase agreement, (ii) breach of the implied covenant of good faith and fair dealing in the purchase agreement, (iii) fraud, (iv) fraud by omission, (v) breach of his retention agreement, (vi) breach of the implied covenant of good faith and fair dealing in his retention agreement and (vii) breach of fiduciary duty.

Mr. Pulier filed a motion to dismiss the complaint on May 28, 2015, and an opening brief in support of such motion on July 7, 2015.

The Company and SMI filed a First Amended Complaint on August 6, 2015, adding as defendants TechAdvisors, LLC (“TechAdvisors”), an entity controlled by Mr. Pulier, and Shareholder Representative Services LLC (“SRS”). In addition to the claims asserted against Mr. Pulier, the

Schedule 1.01- 2

First Amended Complaint asserted claims against TechAdvisors for (i) breach of the purchase agreement, (ii) breach of the implied covenant of good faith and fair dealing in the purchase agreement and (iii) fraud. The amended complaint added claims against SRS in its capacity as attorney-in-fact and representative of Mr. Pulier and TechAdvisors for breach of their indemnification obligations in the purchase agreement.

Mr. Pulier, SRS, and TechAdvisors filed motions to dismiss the First Amended Complaint on August 20, August 31, and September 8, respectively.

On October 7, 2015, the Company filed its Second Amended Complaint against Mr. Pulier, TechAdvisors, and SRS. In addition to the claims asserted against Mr. Pulier, TechAdvisors, and SRS in the First Amended Complaint, the Second Amended Complaint asserts claims against SRS in its capacity as attorney-in-fact and representative of the former equityholders of ServiceMesh who are not current employees of the Company for breach of their indemnification obligations in the purchase agreement. The Second Amended Complaint seeks recovery of payments made to Mr. Pulier and TechAdvisors under the purchase agreement, the value of Mr. Pulier’s vested restricted stock units of the Company granted to him under his retention agreement and the full amount of the Earnout Payment, which was approximately $98 million.

Defendants filed motions to dismiss the Second Amended Complaint on November 6, 2015. The Company filed its response brief on December 7, 2015 and the Defendants’ filed a reply on January 18, 2016. A motion to dismiss hearing was held on February 9, 2016. The Court has not yet ruled on the motions.

On December 17, 2015, the Company entered into a settlement agreement with the majority of the former equityholders of ServiceMesh, as well as SRS acting in its capacity as the agent and attorney-in-fact for the settling equityholders. Pursuant to the settlement agreement, the Company received $16.5 million, which amount was equal to the settling equityholders’ pro rata share of the funds remaining in escrow from the transaction, which was recorded as an offset to selling, general, and administrative costs in our Consolidated Condensed Statements of Operations for the quarter and nine months ended January 1, 2016. The Company also moved to dismiss its claims against the settling equityholders and SRS, in its representative capacity for those equityholders. The Court granted the motion to dismiss on January 11, 2016.

Strauch et al. Fair Labor Standards Act Class Action

On July 1, 2014, plaintiffs filed Strauch and Colby v. Computer Sciences Corporation in the U.S. District Court for the District of Connecticut, a putative nationwide class action alleging that the Company violated provisions of the Fair Labor Standards Act (FLSA) with respect to system administrators who worked for the Company at any time from June 1, 2011 to the present. Plaintiffs claim that the Company improperly classified its system administrators as exempt from the FLSA and that the Company therefore owes them overtime wages and associated relief available under the FLSA and various statutes, including the Connecticut Minimum Wage Act, the California Unfair Competition Law, California Labor Code, California Wage Order No. 4-2001, and the California Private Attorneys General Act.  The relief sought by plaintiffs includes unpaid overtime

Schedule 1.01- 3

compensation, liquidated damages, pre- and post-judgment interest, damages in the amount of twice the unpaid overtime wages due, and civil penalties.

The Company’s position is that its system administrators have the job duties, responsibilities, and salaries of exempt employees and are properly classified as exempt from overtime compensation requirements. The Company’s Motion to Transfer Venue was denied in February 2015.

On June 9, 2015, the Court entered an order granting the plaintiffs’ motion for conditional certification of the class of system administrators. The Strauch putative class includes more than 4,000 system administrators. Courts typically undertake a two-stage review in determining whether a suit may proceed as a class action under the FLSA. In its order, the Court noted that, as a first step, the Court examines pleadings and affidavits, and if it finds that proposed class members are similarly situated, the class is conditionally certified. Potential class members are then notified and given an opportunity to opt-in to the action. The second step of the class certification analysis occurs upon completion of discovery. At that point, the Court will examine all evidence then in the record to determine whether there is a sufficient basis to conclude that the proposed class members are similarly situated. If it is determined that they are, the case will proceed to trial; if it is determined they are not, the class is decertified and only the individual claims of the purported class representatives proceed.

The Company’s position in this litigation continues to be that the employees identified as belonging to the conditional class were paid in accordance with the FLSA.

Plaintiffs filed an amended complaint to add additional plaintiffs and allege violations under Missouri and North Carolina wage and hour laws. We do not believe these additional claims differ materially from those in the original complaint. The next stage in the litigation will be a motion for Rule 23 class certification of the California, Connecticut, Missouri, and North Carolina state-law classes.  That motion is currently due from plaintiffs in May 2016.

Schedule 1.01- 4

SCHEDULE 9.02
Agent’s Address:
(For financial/loan activity – advances, pay down, interest/fee billing and payments, rollovers, rate-settings):
Attention: Concetta Lincoln
Phone:  980-387-2469
Fax:  704-719-8839
Electronic Mail:    concetta.lincoln@baml.com

Remittance Instructions:
Bank of America, N.A. Charlotte, NC
ABA #: 026-009-593 New York, NY
Account #: 1366212250600
Attn: Corporate Credit Services, Charlotte, NC
Ref: Computer Sciences Corporation

Other Notices as Administrative Agent:
(For financial statements, compliance certificates and commitment change notices, amendments, consents, vote taking, etc.)
Bank of America
900 W TRADE ST
Mail Code: NC1-026-06-03
Charlotte NC 28255-0001
Attention: Kyle D Harding
Telephone: 980.275-6132
Telecopier: 704-719-5215
Electronic Mail: kyle.d.harding@baml.com

Schedule 9.02- 1

EXHIBIT A TO THE
CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING
Bank of America, N.A., as Administrative
Agent for the Lenders party
to the Credit Agreement
referred to below

Attention: Concetta Lincoln
[Date]

Ladies and Gentlemen:

The undersigned, Computer Sciences Corporation, refers to the Term Loan Agreement dated as of March 21, 2016 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto and Bank of America, N.A., as Agent for the Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:
(a)    The Business Day of the Proposed Borrowing is _______________, 201_.
(b)    The amount of the Proposed Borrowing is $__________.
(c)    The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].
[(d)    The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Borrowing is the period commencing on the date of the Proposed Borrowing is made and ending on the last Business Day of the first full calendar month thereafter.]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(i)    The representations and warranties of the Company contained in Article IV of the Credit Agreement are correct in all material respects (except those representations and warranties qualified by materiality, which shall be true and correct) on and as of the date of the Proposed Borrowing, before and immediately after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case it was correct as of such earlier date; and

A- 1

(ii)    No event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Potential Event of Default.
[The Credit Agreement has not yet become effective, and must become effective in order for the Proposed Borrowing to occur. In order to induce the Initial Lenders to agree to make an Initial Advance as part of such Eurocurrency Rate Advance, the Company hereby agrees, for the benefit of the Initial Lenders, that (a) on and following the Effective Date, such Eurocurrency Rate Advance shall for all purposes be deemed to have been requested under and in accordance with the Credit Agreement and (b) if for any reason the Credit Agreement does not become effective, or the Credit Agreement becomes effective but such Eurocurrency Rate Advance does not occur on the date of the effectiveness of the Credit Agreement, the Company agrees to be bound by the provisions of Section 2.02(c) of the Credit Agreement in respect of such Eurocurrency Rate Advance, and to take any action or pay any amount that would be required to be taken or paid by it under Section 2.02(c) of the Credit Agreement as if the Credit Agreement had been in effect at the time such Eurocurrency Rate Advance was requested.] Include in the case of a Eurocurrency Rate Advance Notice of Borrowing.

Very truly yours,

COMPUTER SCIENCES CORPORATION

By
Name:
Title:

_____________________________
1Include in the case of a Eurocurrency Rate Advance Notice of Borrowing.

A- 2

EXHIBIT B TO THE
CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]     For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language. Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]    For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language. Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]    Select as appropriate. hereunder are several and not joint.]    Include bracketed language if there are either multiple Assignors or multiple Assignees. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in
_______________________

[2]
For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]
For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.

[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]
2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]
3.	Company:	Computer Sciences Corporation
4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement
5.	Credit Agreement:
The Term Loan Agreement dated as of March 21, 2016 among Computer Sciences Corporation, the Lenders parties thereto, Bank of America, N.A., as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/Advances for all Lenders	Amount of Commitment/Advances Assigned[8]	Percentage Assigned of Commitment/Advances[10]	CUSIP Number

____________________________

[6]	List each Assignor, as appropriate.

[7]	List each Assignor, as appropriate.

[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment

[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

$	$	%
$	$	%
$	$	%

[7.    Trade Date:        ______________]11

_____________________________________________________________________________________

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.

[11]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][12]
[NAME OF ASSIGNOR]
By:
Title:
[NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE[S][13]
[NAME OF ASSIGNEE]
By:
Title:
[NAME OF ASSIGNEE]
By:
Title:

[Consented to and][14]	Accepted:
BANK OF AMERICA, N.A., as
Agent
By:
Title:

_____________________________________________

[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[13]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[14]	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.

[Consented to:][15]
[NAME OF RELEVANT PARTY]
By:
Title:

____________________________________________________________
15     To be added only if the consent of the Company is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or email shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C TO THE
CREDIT AGREEMENT

FORM OF OPINION OF WILLIAM L. DECKELMAN, JR., ESQ., GENERAL COUNSEL FOR THE COMPANY

[Please see attached]

March [__], 2016
Bank of America, N.A., as Administrative Agent
under the Term Loan Credit Agreement (as
hereinafter defined), and each of
the financial institutions listed on Schedule I thereto as Lenders
901 W. Trade St.
Mail Code: NC1-026-06-03
Charlotte, NC 28255-0001

Re:
Term Loan Credit Agreement dated as of March [__], 2016 by and among Computer Sciences Corporation, the financial institutions listed on Schedule I thereto as Lenders and Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:
I am the Executive Vice President, General Counsel and Corporate Secretary of Computer Sciences Corporation, a Nevada corporation (the “Corporation”). This opinion is being rendered to you in connection with the Term Loan Credit Agreement dated as of March [__], 2016 (the “Credit Agreement”) by and among the Corporation, the financial institutions listed on Schedule I thereto as Lenders (the “Lenders”) and Bank of America, N.A., as Administrative Agent (the “Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
In rendering this opinion, I, or people under my supervision, have examined originals or copies, certified or otherwise identified to my satisfaction as being true copies, of the following documents and instruments:

(a)	the Credit Agreement; and

(b)
resolutions of the Board of Directors of the Corporation in respect of the Credit Agreement and the transactions contemplated thereby, and a copy of the Restated Articles of Incorporation and Bylaws of the Corporation in effect on the date hereof.

I have also reviewed such other documents, certificates or statements of public officials and such other persons, and have made such other investigation of fact and law, as I deem necessary for purposes of this opinion.
With respect to questions of fact material to the opinions expressed below, I have, with your consent, relied upon certificates of public officials and officers of the Corporation, in each case without having independently verified the accuracy or completeness thereof.
Based upon the foregoing, I am of the opinion that:

1.
The Corporation is a validly existing corporation in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own and operate its properties and to conduct its business as presently conducted. The Corporation is duly qualified to do business as a foreign corporation in good standing in all jurisdictions which require such qualification, except to the extent that failure to so qualify would not have a material adverse effect on the Corporation.

2.
No consent, approval or authorization of, and no registration, declaration or filing with, any administrative, governmental or other public authority of the United States of America or under the General Corporation Laws of the State of Nevada is required to be obtained or made by the Corporation for the execution, delivery and performance of the Credit Agreement by the Corporation, except such filings as may be required in the ordinary course to keep in full force and effect rights and franchises material to the business of the Corporation and in connection with the payment of taxes and except to the extent that the failure to obtain such consent, approval or authorization or to make such registration, declaration of filing would not have a material adverse effect on the Corporation.

3.	The Corporation has all requisite power and authority to enter into, carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement.

4.	The execution, delivery and performance of the Credit Agreement have been duly authorized by all necessary corporate action on the part of the Corporation.

5.
There is no charter, bylaw or capital stock provision of the Corporation and no provision of any indenture to which the Corporation is a party or under which it is obligated that would prohibit the execution, delivery and performance of any provision, condition, covenant or other term of the Credit Agreement.

6.
The Credit Agreement is a legal, valid and binding obligation of the Corporation, enforceable against the Corporation under the laws of the State of Nevada in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and except as rights under the Credit Agreement to indemnity and contribution may be limited by federal or state laws.

7.
The Corporation is not an “investment company” or a Person directly or indirectly “controlled” by or “acting on behalf of” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.
A Virginia state court or a federal court sitting in Virginia would, if the matter were properly presented and if the court adhered to existing judicial precedents, give effect to the provisions of Section 9.09 of the Credit Agreement wherein the parties thereto agree that the Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:
(a)    In rendering the opinions above, I have assumed: (i) the due authorization, execution and delivery of each of the documents referred to in this opinion letter by all parties thereto (other than the Corporation) and that each such document constitutes a valid, binding and enforceable obligation of each party thereto (except to the extent set forth in my opinions above regarding the enforceability of the Credit Agreement with respect to the Corporation), (ii) all of the parties to the documents referred to in this opinion letter are duly organized and validly existing and have the requisite power and authority (corporate, limited liability company, partnership or other) to execute, deliver and perform their obligations under such documents (except to the extent set forth in my opinions above regarding valid existence and power and authority of the Corporation to execute, deliver and perform its obligations under the Credit Agreement), (iii) each certificate from governmental officials reviewed by me is accurate, complete and authentic, and all official public records are accurate and complete, (iv) the legal capacity of all natural persons, (v) the genuineness of all signatures, (vi) the authenticity and accuracy of all documents submitted to me as originals, (vii) the conformity to original documents of all documents submitted to me as photostatic or certified copies, (viii) that no laws or judicial, administrative or other action of any governmental authority of any jurisdiction not expressly opined to herein would adversely affect the opinions set forth herein and (ix) the execution, delivery and performance of the Credit Agreement does not, except to the extent set forth in the opinions above, breach or violate (x) any order, writ, judgment, injunction, decree, determination or award of any governmental authority applicable to the Corporation or any of its property or (y) any provision of any indenture, agreement or instrument to which the Corporation is a party or by which the Corporation or any of its property is bound.
(b)    The opinions are subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer or conveyance, moratorium, conservatorship and similar laws and court decisions, now or hereafter in effect, relating to or affecting creditors’ rights and remedies generally, (ii) general principles of equity (whether considered in a proceeding in equity or at law), materiality and reasonableness and implied covenants of good faith and fair dealing and (iii) the rights and remedies of the United States of America and the State of Nevada under the Federal Tax Lien Act of 1966, as amended, and under any forfeiture laws created by the laws of the State of Nevada and the United States of America.
(c)    The remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
(d)    I express no opinion as to the enforceability of any provision in the Credit Agreement, to the extent relating to: (i) any failure to comply with requirements concerning notices, relating to delay or omission to enforce rights or remedies or purporting to waive, release, or affect rights, claims, defenses or other benefits to the extent that any of the same cannot be waived or so affected under applicable law; (ii) indemnities or exculpation from liability to the extent prohibited by federal or state laws and the public policies underlying those laws or that might require indemnification for, or exculpation from liability on account of, negligence, willful misconduct, unlawful acts, fraud or illegality of an indemnified or exculpated party; (iii) requirements that all amendments, waivers and terminations be in writing or the disregard of any course of dealing between the parties; (iv) an attempt to confer subject matter jurisdiction in respect of bringing suit, enforcement of judgments or otherwise on any court; (v) provisions setting out methods or procedures for service of process or restricting access to courts; (vi) provisions purporting to affect venue or waive the right to a jury trial; (vii) provisions purporting to establish evidentiary standards or provisions that provide that determinations by a party are conclusive; (viii) provisions relating to powers of attorney; (ix) provisions relating to the severability of unenforceable provisions from the Credit Agreement to the extent that the enforcement of remaining provisions would frustrate the fundamental intent of the parties; or (x) any right of setoff that purports to be more extensive than the right of setoff available at common law.
(e)    The opinions expressed in paragraphs 2, 6 and 8 above are limited to those laws and regulations that, in my experience, are customarily applicable to transactions of the type embodied by the Credit Agreement.
(f)    In rendering the opinion set forth in paragraph 6 above with respect to the validity and enforceability of those provisions of the Credit Agreement concerning interest, fees, premiums and other charges, (i) I have assumed in all cases that the parties will strictly comply with all applicable usury laws and (ii) I assume the late payment charges and default interest provisions set forth in the Credit Agreement are reasonable.
(g)    No opinion is expressed herein as to (i) other than the opinion in paragraph 7 above, the effect of any state or federal securities laws or regulations insofar as they are applicable to or otherwise affect any party to the Credit Agreement, the transactions contemplated by the Credit Agreement or the exercise of any rights or remedies of any party to the Credit Agreement, (ii) state and federal laws and regulations applicable to banks, insurance companies or other financial institutions or the business, activities or lending transactions of the Agent, the Lenders or any assignee or participant of any such Person that may relate to the Credit Agreement or the transactions contemplated thereby or (iii) Section 9.21 of the Credit Agreement.
I am admitted to the practice of law in [the Commonwealth of Virginia, the State of Delaware and the District of Columbia]. I call to your attention that I am not admitted to the practice of law in the State of Nevada; however, I am generally familiar with the General Corporation Law of the State of Nevada and have made such inquiries as I consider necessary to render the opinions expressed herein.
This opinion is limited to the effect of the present state of United States federal law, the General Corporation Law of the State of Nevada and, to the extent set forth in the preceding paragraph, and only in respect of and as the same relates to the opinion in paragraph 8, the case law precedent of the state and federal courts in the State of Virginia. In rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws, or the interpretation thereof, be changed.
This opinion is rendered to the Agent and the Lenders as of the date hereof in connection with the Credit Agreement, and may not be relied upon by any other person without my prior written consent.
Very truly yours,
William L. Deckelman, Jr.

EXHIBIT D TO THE
CREDIT AGREEMENT

[Reserved]

D-1

EXHIBIT E TO THE
CREDIT AGREEMENT

FORM OF TAX CERTIFICATES
EXHIBIT E-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Term Loan Agreement, dated as of March 21, 2016 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement", terms defined therein and not otherwise defined herein being used herein as defined therein), among Computer Sciences Corporation, a Nevada corporation (the "Company"), the Lenders (as defined in the Credit Agreement) parties thereto and Bank of America, N.A., as agent for the Lenders (the "Agent").
Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain A Term Loan Agreement, dated as of March 21, 2016 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement", terms defined therein and not otherwise defined herein being used herein as defined therein), among Computer Sciences Corporation, a Nevada corporation (the "Company"), the Lenders (as defined in the Credit Agreement) parties thereto and Bank of America, N.A., as agent for the Lenders (the "Agent").
Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Term Loan Agreement, dated as of March 21, 2016 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement", terms defined therein and not otherwise defined herein being used herein as defined therein), among Computer Sciences Corporation, a Nevada corporation (the "Company"), the Lenders (as defined in the Credit Agreement) parties thereto and Bank of America, N.A., as agent for the Lenders (the "Agent").
Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT E-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to that certain Term Loan Agreement, dated as of March 21, 2016 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement", terms defined therein and not otherwise defined herein being used herein as defined therein), among Computer Sciences Corporation, a Nevada corporation (the "Company"), the Lenders (as defined in the Credit Agreement) parties thereto and Bank of America, N.A., as agent for the Lenders (the "Agent").
Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any Note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any Note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

E-4